Walmart
FOR IMMEDIATE RELEASE

Walmart Announces Leadership Changes

BENTONVILLE, Ark., January 16, 2026 – Walmart Inc. (Nasdaq: WMT) today announced that its Board of Directors has elected new leaders to its Executive Council. Incoming President and Chief Executive Officer of Walmart Inc. John Furner also shared additional changes designed to help fuel innovation and drive the new era of retail.

"Over my 32 years with Walmart, I’ve seen that our people are our greatest competitive advantage. These internal promotions reflect our culture of opportunity and the depth of our leadership bench,” Furner said. “These leadership changes also mark a key step in how we organize for the future. Even the best teams need the right structure to win. As AI rapidly reshapes retail, we are centralizing our platforms to accelerate shared capabilities, freeing up our operating segments to be more focused on and closer to our customers and members."

These changes, which are effective February 1, 2026, reflect a bench of leaders who are deeply grounded in the company’s purpose and values, and have the vision and experience to guide our next chapter. Leadership appointments include:

•Seth Dallaire, EVP and Chief Growth Officer for Walmart U.S. is being named EVP and Chief Growth Officer for Walmart Inc. Over the past several years, Dallaire and his team have helped Walmart U.S. expand beyond traditional retail, building new revenue streams enhancing customer value. In his new enterprise role, Dallaire will have responsibility for global enterprise platforms, including Walmart Connect/digital advertising, Walmart+, Walmart Data Ventures, Vizio, Sam’s Club MAP, as well as a global Marketplace platform.
•David Guggina, EVP and Chief eCommerce Officer for Walmart U.S., will become President and CEO of Walmart U.S. Under Guggina’s leadership, Walmart has built industry-leading delivery capabilities that today serve 95% of U.S. households in under three hours. Guggina’s background in eCommerce and supply chain operations uniquely positions him to continue to drive our goal of being America’s favorite place to shop. Previously he was EVP of Supply Chain Operations for Walmart U.S.
•Chris Nicholas, President and CEO of Sam’s Club U.S., will succeed Kath McLay as President and CEO of Walmart International. Nicholas grew up in retail, he’s a proven operator and has significant international experience, having lived and worked in more than 10 countries. Previously he served as chief operating officer for Walmart U.S. with responsibility for all aspects of Walmart’s U.S. Store Operations and Supply Chain, CFO for Walmart U.S. and CFO for Walmart International.
•Latriece Watkins, EVP and Chief Merchandising Officer for Walmart U.S., is being named President and CEO of Sam’s Club U.S. Watkins started her career with Walmart as an intern in 1997. Among her many successes, she reshaped the Walmart U.S. assortment strategy, drove operational excellence, and ensured a consistent, trusted shopping experience. Watkins has held a wide range of leadership roles across Sam’s Club, Walmart U.S. merchandising, People and U.S. store operations.

About Walmart
Walmart Inc. (Nasdaq: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better — anytime and anywhere — in stores, online, and through their mobile devices. Each week, approximately 270 million customers and members visit more than 10,750 stores and numerous eCommerce websites in 19 countries. With fiscal year 2025 revenue of $681 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

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